Derma press release

Derma Sciences Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2002

PRINCETON, N.J. — April 2, 2003 — Derma Sciences, Inc. (OTC Bulletin Board: DSCI.OB) today reported its results for the fourth quarter and year ended December 31, 2002.

Net sales were $11,749,472 million for the twelve months of 2002 compared to $9,062,075 million in the comparable period of 2001, an increase of 29.7%. The increase in net sales of approximately $2.7 million included four months of sales from the Dumex acquisition, higher Percu Stay fastener sales, and increased sales of Suture Strips. Net income was $61,368, or $0.01 per diluted share for the twelve months of 2002 compared to $192,398 or $0.04 per diluted share for the twelve month period in 2001. Adjusting for one-time charges related to conversion of bonds, acquisition related costs, goodwill amortization and severance, the Company’s net income would have been $740,496 and $458,398 in 2002 and 2001, respectively. For the fourth quarter ended December 31, 2002, the Company reported net sales of $4,421,716 and a net loss of $198,682 or $0.05 per diluted share compared to net sales of $2,218,723 and net income of $92,914 or $0.02 per diluted share for the fourth quarter of 2001. The significant increase in sales is attributable to the inclusion of Dumex sales. The net loss is due to one-time charges related to the Dumex acquisition and the resignation of a Company officer in the fourth quarter. Excluding these charges, the Company would have reported net income of $190,918 in the fourth quarter of 2002.

Cash on hand increased $971,514 to $1,496,357 from $524,783 at December 31, 2002 and 2001, respectively, due principally to improved cash flow from operations. Working capital increased $1,492,929 to $3,355,001 at December 31, 2002 from $1,862,072 at December 31, 2001 due principally to conversion of the Company’s convertible bonds and related accrued interest to equity, proceeds from the Company’s private offering of common stock and the positive cash flow from operations.

Edward J. Quilty, President and CEO of Derma Sciences, commented, “Derma had an excellent year in 2002. The acquisition of Dumex in August broadened our product offering allowing us to become a fully integrated supplier of wound and skin care products. The recent additions of Robert Cole as Vice President of Sales and Marketing and Gary Kostner as Vice President of Corporate Accounts emphasizes our focus on building U.S. market share in 2003. The experience obtained in working with Group Purchasing Organizations (‘GPO’s’) and health care institutions in the process of becoming a wound care market leader in Canada will serve the Company well as it prepares to launch the Dumex product line and leverage our core Derma business in the U.S. Successful achievement of our plan is expected to result in nearly doubling our sales in 2003, increased profits and enhanced shareholder value.”

About Derma Sciences, Inc:

Derma Sciences, Inc. provides a full range of skin care, wound management and specialty securement devices that are used primarily in the professional markets, specifically hospitals, nursing homes and home care settings. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.

Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company’s results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements Include, but are not limited to, those discussed in the Company’s filings with the Securities and Exchange Commission.  TABLE FOLLOWS

                                      DERMA SCIENCES, INC
                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (Unaudited)

                             Three months ended   Twelve months ended
                                December 31,          December 30,
                           -------------------------------------------
                             2002       2001        2002       2001
                           -------------------------------------------
Net Sales                $4,421,716 $2,218,723 $11,749,472 $9,062,075

Cost of Sales             2,916,423  1,095,089   6,489,270  4,604,355
                          --------------------------------------------
Gross Profit              1,505,293  1,123,634   5,260,202  4,457,720
Operating Expenses        1,664,875  1,014,898   4,891,019  4,144,923
Interest Expenses            72,494     46,464     239,079    187,476
Other (income) expense,
 net                        (25,854)   (27,142)     66,586    (75,577)
                           -------------------------------------------
Total Expenses            1,711,515  1,034,220   5,196,684  4,256,822

Income (loss) before
 provision for income
 taxes                     (206,222)    89,414      63,518    200,898
Provision (benefit) for
 income taxes                (7,540)    (3,500)      2,150      8,500
                           -------------------------------------------
Net Income (loss)         $(198,682)   $92,914     $61,368   $192,398
Income (loss) per common
 share - basic               $(0.05)     $0.04       $0.02      $0.08
Income (loss) per common
 share - diluted             $(0.05)     $0.02       $0.01      $0.04

Shares used in computing
 income per common share
 - basic                  4,368,233  2,407,109   3,740,307  2,375,299
Shares used in computing
 income per common share
 - diluted                4,368,233  4,503,036   6,886,113  4,398,341

Contact Information:
Derma Sciences, Inc., Princeton
Edward J. Quilty
equilty@dermasciences.com
609/514-4744

or

Cameron Associates, New York
InvestorRelations:
Kevin McGrath
Kevin@cameronassoc.com
212/245-8800 x203